                                                                   Exhibit 10.23

                         [Cleveland Indians Letterhead]











                                 April 10, 1998


Mr. Jeff Overton
2255 Silveridge Trail
Westlake, OH 44145



Dear Jeff:

         The following shall constitute the Employment Agreement by and between Cleveland Indians Baseball Company Limited Partnership, an Ohio limited partnership (the "Club"), and you and shall, upon acceptance by you, replace your existing contract dated December 28, 1994.

         1. TERM.

                  (a) Subject to the terms and conditions set forth below, the Club agrees to employ you as Vice President-Marketing and Communications of the Club, for the period commencing on January 1, 1998 and ending December 31, 2002.

                  (b) Your salary shall be payable each calendar year in twenty-four equal semi-monthly installments.

         2. SALARY.

                  (a) Salary. As Vice President-Marketing and Communications your salary during the period of your employment under this Agreement shall be as follows, less the amounts deferred pursuant to paragraph
         (b) of this Section 2:

                  January 1, 1998 to December 31, 1998 at the rate of $225,000 per year.

                  January 1, 1999 to December 31, 1999 - $250,000

                  January 1, 2000 to December 31, 2000 - $275,000

                  January 1, 2001 to December 31, 2001 - $300,000

                  January 1, 2002 to December 31, 2002 - $325,000

Mr. Jeff Overton
April 10, 1998
Page 2



                  (b) DEFERRED COMPENSATION PLAN. On or before December 1 of the year immediately preceding any calendar year, you may elect to defer the payment of not more than 50% of the salary otherwise payable under subsection (a) of this Section 2 and 100% of any bonus payments for such calendar year, and on June 15 of such calendar year (or, if later, the date that any bonus payment would otherwise have been payable), the Club shall deposit such deferred compensation in a trust, the earnings on which are not currently taxable for federal income tax purposes, which shall be established by the Club to provide deferred compensation to you in accordance with this subsection (b) (the "Deferred Compensation Account"); a copy of such trust is attached hereto as
         Exhibit I. Notwithstanding the foregoing, if you terminate employment, die or become "permanently disabled" (as defined under Section 8) during a calendar year, the amount to be credited to the Deferred Compensation Account for that year shall be equal to the portion of the deferred amount that you actually earned through the date of your termination of employment, death or permanent disability. The fair market value of the Deferred Compensation Account, as determined under clause (i) of this subsection (b), shall be paid by the Club to you or, in the case of your death, to your beneficiary, in ten installments commencing on the first business day of January of the calendar year following the earlier of (a) the date of your death or permanent disability or (b) the later of (i) termination of your employment with the Club or (ii) your fifty-fifth (55) birthday. The payments will be computed in accordance with the following schedule:


                                                            Percentage of
                                                          Fair Market Value
                           Payment                           of Deferred
                           Number                        Compensation Account
                           ------                        --------------------

                             1                                    10%
                             2                                 11.11%
                             3                                  12.5%
                             4                                 14.28%
                             5                                 16.67%
                             6                                    20%
                             7                                    25%
                             8                                 33.33%
                             9                                    50%
                            10                                   100%


                           (i) Investment Policy. Any deferred compensation
amounts credited to the Deferred Compensation Account pursuant to this subsection (b) and

Mr. Jeff Overton
April 10, 1998
Page 3


all income attributable to such amounts (net of expenses) shall be held in a segregated investment account within the Trust and shall be invested and reinvested accordance with the Trust agreement until such time as the entire fair market value of Deferred Compensation Account is paid by the Club to you, or your beneficiary, as applicable in accordance with Subsection (b)(i) above.

                           (ii) DEATH BENEFITS. You shall be entitled to
designate a beneficiary (or beneficiaries) who shall be entitled to receive that portion of your undistributed Deferred Compensation Account, as determined under the first paragraph of this subsection (b) if you die before receiving the total value of the Deferred Compensation Account. The designation of a beneficiary (or beneficiaries) must be made in writing on a form substantially similar to the form attached as Exhibit II to this Agreement and delivered to the Club. You may change or revoke a beneficiary designation by filing a new designation or notice of revocation with the Club. If you fail to designate a beneficiary or if no designated beneficiary survives you, the Club will pay any amounts payable pursuant to this subsection (b) to your surviving spouse, and to your personal representative if there is no surviving spouse.

                           (iii) HARDSHIP. Regardless of the date on which
payment of the deferred compensation under this subsection (b) otherwise is to be paid, in the event of your hardship, payment of all or a portion of the fair market value of the Deferred Compensation Account can be accelerated by the Club's determination of hardship. The Club shall have sole discretion as to whether a hardship has occurred and, if so, also shall have sole discretion to determine the amount of deferred compensation that may be distributable to you in order to alleviate that hardship. For this purpose, hardship shall mean any emergency or necessity affecting your personal or family affairs having a significant adverse financial effect.

                           (iv) NO FORFEITURE OF DEFERRED COMPENSATION. All
deferred compensation credited to the Deferred Compensation Account shall be nonforfeitable.

                           (v) DEBITING OF DEFERRED COMPENSATION ACCOUNT. Once
an amount of deferred compensation has been paid, such amount shall be debited from the Deferred Compensation Account and shall cease to exist.

                           (vi) PARTICIPANT'S RIGHTS ARE UNFUNDED AND UNSECURED.
Notwithstanding the creation of the trust described herein, all deferred compensation benefits under this subsection (b) are unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended. Your (or your beneficiary's) right to receive a distribution hereunder shall be an unsecured claim against the general assets of the Club, and neither you nor your beneficiary shall have any rights in or against any amounts credited hereunder or any other specific assets of the Club or the trust referred to herein. Any deferred compensation benefits payable hereunder

Mr. Jeff Overton
April 10, 1998
Page 4





to you or your beneficiary may be payable out of the trust established by the Club, or may be payable from the general assets of the Club.

                           (vii) ANTI-ASSIGNMENT. No right or deferred
compensation payment under this subsection (b) shall be subject to alienation, sale or assignment.

         3. BONUS.

                  (a) On or before January 1 of each year during the term of this agreement, the Club shall establish a Bonus Target based upon the amount of adjusted gross revenue from sources taken into account to compute the Bonus Target ("Adjusted Gross Revenues From Bonus Revenues") that the Club anticipates realizing from revenue sources subject to your management and oversight, including annual ticket sales and ticketing services revenue, ballpark signage and scoreboard promotions revenue, luxury suite & club seat license fee revenue, revenue from the rental of ballpark areas to groups, net revenue from the sale of radio and local television advertising as controlled by the
         Club) and local promotional revenue, all as set forth in the annual budget prepared by the Club in the ordinary course of the Club's business. Adjusted Gross Income From Bonus Revenues shall be computed by deducting from gross income from such sources, expenses incurred directly to produce such income.

                  (b) In the event that the Club earns Adjusted Gross Income From Bonus Revenues equal to or greater than the Bonus Target, you shall be paid a bonus equal to $25,000. The amount of this bonus will be increased to $37,500 if the Club earns Adjusted Gross Income From Bonus Revenues equal to or greater than 102.5% of the Bonus Target.
         The amount of this bonus will be increased to $50,000 if the Club earns Adjusted Gross Income From Bonus Revenues equal to or greater than 105% of the Bonus Target.

                  (c) The Club shall determine the amount of the Adjusted Gross Income From Bonus Revenues earned by the Club as soon as practicable after the end of each fiscal year, but in no event later than March 31. In the event of a dispute between you and the Club regarding this computation, the matter will be referred to the firm of independent accountants engaged by the Club to provide an annual certified audit of the Club's financial records. This firm shall compute the Adjusted Gross Revenues From Bonus Revenues of the Club based upon generally accepted accounting principles employing the same bases, definition and methods used to establish the Bonus Target. The determination made by the firm shall be final and binding on all parties. The General Partner retains the right to modify the list of items of gross income and expenses to be included in the computation of

Mr. Jeff Overton
April 10, 1998
Page 5


         the Bonus Target from year to year; provided however, the method of computing the Bonus Target shall not be modified after it has been established with respect to any particular year without your consent, which shall not be unreasonably withheld.

         4. GROUP PLAN. In addition to all of the other rights and benefits under this Agreement, you shall be eligible to participate in any current or future plan which may be provided by the Club for the benefit of its executives or employees, provided you qualify, and subject to such plan's or program's terms and conditions. You may participate in, among other things, any and all group life insurance policies, plans, and medical and health benefits maintained by or on behalf of the Club to the fullest extent possible in accordance with the terms and provisions thereof.

         5. EXPENSES. You shall be entitled to incur on behalf of the Club reasonable and necessary expenses in connection with your duties, in accordance with the Club's customary practice, including the following: Expenses incurred in connection with your business use of an automobile which will be provided by the Club for your exclusive use; travel expenses, consistent with the Club's customary policy, incurred by you on Club business trips.

         6. JOB DESCRIPTION. During the term of your employment, you shall faithfully perform the duties and have the responsibilities of Vice President-Marketing and Communications of the Club, subject to the control and direction of the President, Chief Executive Officer, the Chairman of the Board, the Board of Directors and the Executive Vice-President/Business of the Club and its General Partner. You agree to devote your full time, energies, talent, and best efforts exclusively to your duties as Vice President-Marketing and Communication and to such other duties as may be assigned to you as provided above. This paragraph shall not be construed in a manner that would prohibit you from participation in charitable and civic activities or organizations; provided that such participation is disclosed to Club and the Club does not object to such participation. You agree that the Club will not grant permission to any other Major League Baseball Club to discuss other employment opportunities with you during the term of this Contract; provided, however, you may seek or respond to inquiries for other employment opportunities commencing on January 1, 2002 and as set forth in Paragraph 17. The permission to seek or respond to inquiries about other employment opportunities would terminate in the event you and the Club enter into a new contract that would extend beyond 2003.

         7. PUBLIC CONTACT. You agree to conduct yourself with propriety and with due regard to public convention and morals, and agree not to engage in conduct which is detrimental to or contrary to the rules of the Club, the League

Mr. Jeff Overton
April 10, 1998
Page 6


and/or professional baseball, and you further agree to abide by and be subject to the discipline of the Commissioner of Baseball and to his decisions rendered in accordance with the Professional Baseball Agreement.

         8. DEATH OR DISABILITY. Your death or permanent disability during the term of this Agreement shall immediately terminate this Agreement. For the purposes of this Section 8, permanent disability is defined as any condition caused by an accident, sickness or otherwise, which, in the reasonable judgment of the President and Chief Executive Officer of the Club, if any, the Chairman of the Board or the Board of Directors of the General Partner, disables, or may in the future disable, you from substantially performing the duties and services required under this Agreement for a period of 120 days, whether consecutive or non-consecutive, in any 12-month period. Upon termination of this Agreement pursuant to this Section 8, you shall be entitled to no compensation or any of the other rights or benefits provided in this Agreement not already earned as of the date of such termination or otherwise required by law.

         9. TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event that you fail to observe and comply with the provisions of this Agreement in any material respect or in the event of your fraud or dishonesty in the performance of your duties, the Club may discharge you prior to the expiration of the term of this Agreement by giving you written notice, which notice shall state the specific facts upon which the discharge is based. In the event of such discharge, you shall be entitled to no compensation or any of the other rights or benefits provided in this Agreement not already earned as of the date of such discharge or termination, except as otherwise required by law. Both parties agree, however, that you shall have no right to terminate this Agreement voluntarily.

         10. TERMINATION WITHOUT CAUSE. You agree that, should you be discharged from your duties without cause, you are obligated to seek and, if offered, accept other comparable employment, either from another Major League Club or from some other baseball or non-baseball employer. In the event that you are so discharged without cause, you will receive not less than five days written notice of such discharge. The compensation due by the Club under this Agreement will be reduced by any compensation, which you receive from such other employment following such termination. The amount to be deducted includes, but is not limited to, compensation of any kind for services, including salary, bonuses, fees, commissions, payments in kind, and similar items, and the reasonable value of services rendered by you should you become self-employed following termination.

Mr. Jeff Overton
April 10, 1998
Page 7

         11. REPRESENTATIONS AND ADDITIONAL COVENANTS.

                  (a) You hereby represent that you are free to accept employment with the Club as contemplated hereunder, and that such employment will not violate the terms of any other agreement or instrument to which terms you are subject.

                  (b) You hereby represent that you do not directly or indirectly, own stock or any other financial interest in the ownership or earnings of any Major League Club, and you agree that you will not hereafter acquire or hold any such interest except in accordance with Major League Rule 20(e).

         12. CONFIDENTIALITY. The parties agree that the terms of this Agreement and all of the conversations and negotiations regarding your employment with the Club are in strictest confidence and shall be and will remain confidential and not subject to public disclosure of any kind without our mutual consent or as may be required by law. In addition, you agree to maintain the confidentiality of all business information of the Club that you acquire during your employment hereunder, and to preserve such information for the exclusive benefit of the Club.

         13. INJUNCTIVE AND EQUITABLE RELIEF. Because during the course of your employment under this Agreement you will gain an intimate knowledge of the business, activities and affairs of the Club, and because of the special, unique and extraordinary services you are capable of performing for the Club or one of its competitors, you recognize that the services to be rendered by you hereunder are of a character giving them a peculiar value, the loss of which cannot be adequately or reasonably compensated for by damages. You therefore agree that if you fail to comply with any of the provisions of this Agreement, in addition to the remedies and procedures provided elsewhere in this Agreement, the Club shall be entitled to obtain immediate injunctive or other equitable relief to restrain you from failing to fulfill your obligations hereunder or from becoming affiliated, directly or indirectly, with any of the Major League Clubs or their respective minor league affiliates, without prejudice to any other remedies to which the Club may be entitled under law.

         14. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, both you and the Club. This Agreement may not be assigned or transferred without the consent of both parties.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties, and supersedes in its entirety any prior agreements, arrangements and understandings between the parties with respect to the subject

Mr. Jeff Overton
April 10, 1998
Page 8


matter hereof, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.

         16. GOVERNANCE. This Agreement is subject to and is governed by, all applicable rules and regulations of Major League Baseball and the American League of Professional Baseball Clubs, and any rules or regulations that the Club may announce from time to time.

         17. EARLY RELEASE/NON-COMPETITION.

                  (a) The Club agrees that you may seek other employment opportunities during the period commencing January 1, 2000 and ending April 30, 2000. You agree that during such period and for a period of two years following termination of this agreement, you will not seek or accept any employment or self-employment opportunity relating to the advertising, marketing, sale or management of professional or amateur sports within the State of Ohio. You also agree that during such period you will not seek or accept any employment opportunity with any other Major League Baseball Club other than a position as the most senior executive officer in charge of the business operations of a Major League Baseball Club.

                  (b) If you provide written notice (either delivered personally or by certified mail) to the Chief Executive Officer of the Club no later than April 30, 2000 that you wish to be released from the terms of this agreement to accept another employment or self-employment opportunity that the Club determines does not conflict with the terms of this agreement, the Club will release you from your obligation to continue to provide services to Club pursuant to this agreement. In the event that you elect to exercise this opportunity, you and the Club will agree to determine a mutually acceptable release date; provided however, the release date will not occur before May 31, 2000, unless the Club determines that an earlier release date will not adversely impact the Club.

         18. LIFE INSURANCE. The Club understands that you may acquire a life insurance policy to insure receipt of proceeds based upon the unpaid portion of the salary amounts set forth in paragraph 2. Each year during the term of this Contract, including any option years if the applicable option has been exercised, the Club will reimburse you for the cost of such policy in an amount not to exceed

Mr. Jeff Overton
April 10, 1998
Page 9

the annual premium based upon preferred issued rates for a term insurance policy with a death benefit equal to $687,500.

                                             Very truly yours,

                                             CLEVELAND INDIANS BASEBALL
                                             COMPANY LIMITED PARTNERSHIP

                                             By:  Its General Partner, Cleveland
                                                  Baseball Corporation



                                             By:  /s/ Richard E. Jacobs
                                                  ------------------------------
                                                  Richard E. Jacobs

ACCEPTED:

/s/ Jeffry L. Overton
---------------------------

Date:    5-15-98
      ---------------------